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                                                                     Exhibit 5.1


                        (FAEGRE & BENSON LLP LETTERHEAD)


                                  July 29, 2005



ValueVision Media, Inc.
6740 Shady Oak Road
Eden Prairie, MN  55344-3433

Ladies and Gentlemen:

         In connection with the proposed registration under the Securities Act of 1933, as amended, of 4,604,932 shares of Common Stock, par value $.01 per share (the "Shares"), of ValueVision Media, Inc., a Minnesota corporation (the "Company"), proposed to be sold by certain Selling Shareholders of the Company, we have examined such corporate records and other documents, including the Registration Statement on Form S-3, dated the date hereof, relating to such Shares (the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary for this opinion, and we advise you that in our opinion the Shares of Common Stock proposed to be sold by the Selling Shareholders named in the Registration Statement are legally and validly issued and fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm wherever appearing therein.


                                                         Very truly yours,

                                                         FAEGRE & BENSON LLP


                                                         By: /s/ Peter J. Ekberg
                                                             Peter J. Ekberg